SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

  [_]Preliminary Proxy Statement          [_]Confidential,for Use of the
  [_]Definitive Proxy Statement              Commission Only (as permitted
  [X]Definitive Additional Materials         by Rule 14a-6(e)(2))
  [_]Soliciting Material Pursuant to Section 240.14a-11 or Section 240.14a-12

                                ITT CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           HILTON HOTELS CORPORATION

                                HLT CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.

  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          --------------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------

      (5) Total fee paid:

          --------------------------------------------------------------------

  [_] Fee paid previously with preliminary materials.

  [_] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

          --------------------------------------------------------------------

      (2) Form, Schedule or Registration Statement No.:

          --------------------------------------------------------------------

      (3) Filing Party:

          --------------------------------------------------------------------

      (4) Date Filed:

          -------------------------------------------------------------------




    TO ALL ITT CORPORATION SHAREHOLDERS:

                                  DO THE MATH ON
                              STARWOOD'S PAPER OFFER

    EPS VALUATION
    Starwood/ITT Pro Forma 1998 EPS                             $   1.43  (1)
         Premium Lodging Price to Earnings Ratio                 x 22.50  (2)
                                                                ----------

    Pro Forma Price Per Starwood Share                          $  32.27
         Maximum Shares Issued Per ITT Share                     x  1.117 (3)
                                                                ----------

    Pro Forma Stock Value Received                              $  36.05
         Cash Received                                             25.50
                                                                ----------

    TOTAL VALUE OF STARWOOD OFFER                               $  61.55
                                                                ==========

    HILTON'S OFFER                                       $80.00 GUARANTEED(4)
                                                         =================

                                 PLEASE VOTE THE
                              WHITE PROXY CARD TODAY

                                    IMPORTANT

                          TIME IS SHORT -- DO NOT DELAY.
               TO VOTE BY PHONE, CALL FOR SIMPLE INSTRUCTIONS NOW.

                          [MACKENZIE PARTNERS, INC. LOGO]
                    156 Fifth Avenue, New York, New York 10010
                          (212) 929-5500 (call collect)
                                        or
                          CALL TOLL-FREE (800) 322-2885
                                FAX (212) 929-0308

    Vote the WHITE proxy card today by TOLL-FREE TELEPHONE call. We also urge you to FAX your WHITE proxy. If you have any questions or need assistance in completing the WHITE proxy card, please contact MacKenzie Partners, Inc. at the numbers above.

                        [HILTON HOTELS CORPORATION LOGO]
    [FN]
    (1) Based on analysis in Amendment No. 42 to Hilton's Schedule 14D-1, filed on November 10, 1997.
    (2)  Based on Marriott International 1998 EPS multiple.
    (3)  Assumes issuance of maximum shares pursuant to Starwood collar.
    (4) $80 in cash for 65 million ITT shares, plus Hilton stock and CVPs that guarantee $80 per share within one year for the remaining ITT shares (so long as Hilton stock price is at least $28 per share).
    /FN

                       TO ALL ITT CORPORATION SHAREHOLDERS:

                        EPS VALUATION OR EBITDA VALUATION
                        EITHER WAY YOU LOSE WITH STARWOOD

    EBITDA VALUATION
    Starwood/ITT Pro Forma 1998 EBITDA                          $ 1,760MM(1)
         Premium Lodging EBITDA Multiple                         x  9.6  (2)
                                                                ---------

    Total Enterprise Value                                      $16,896MM
         Less Debt                                               (9,563MM)(3)
                                                                ---------

    Pro Forma Price Per Starwood Share                          $  35.94
         Maximum Shares Issued Per ITT Share                    x   1.117(4)
                                                                ----------

    Pro Forma Stock Value Received                              $  40.15
         Cash Received                                             25.50
                                                                ----------

    TOTAL VALUE OF STARWOOD OFFER                              $    65.65
                                                               ==========

    HILTON'S OFFER                                   $80.00 GUARANTEED(5)
                                                     ====================

                                 PLEASE VOTE THE
                              WHITE PROXY CARD TODAY

                                    IMPORTANT

                          TIME IS SHORT -- DO NOT DELAY.
               TO VOTE BY PHONE, CALL FOR SIMPLE INSTRUCTIONS NOW.

                          [MACKENZIE PARTNERS, INC. LOGO]
                    156 Fifth Avenue, New York, New York 10010
                          (212) 929-5500 (call collect)
                                        or
                          CALL TOLL-FREE (800) 322-2885
                                FAX (212) 929-0308

    Vote the WHITE proxy card today by TOLL-FREE TELEPHONE call. We also urge you to FAX your WHITE proxy. If you have any questions or need assistance in completing the WHITE proxy card, please contact MacKenzie Partners, Inc. at the numbers above.

                        [HILTON HOTELS CORPORATION LOGO]
    [FN]
    (1) Based on analysis in Amendment No. 42 to Hilton's Schedule 14D-1, filed on November 10, 1997.
    (2)  Based on Marriott International 1998 EBITDA multiple.
    (3) Per Starwood proxy, adjusted for increase in cash portion of Starwood offer.
    (4)  Assumes issuance of maximum shares pursuant to Starwood collar.
    (5) $80 in cash for 65 million ITT shares, plus Hilton stock and CVPs that guarantee $80 per share within one year for the remaining ITT shares (so long as Hilton stock price is at least $28 per share).
    /FN

         To All ITT Corporation Shareholders:

                          TODAY IS YOUR LAST OPPORTUNITY
                          TO CREATE THE WORLD'S PREMIER
                            GAMING AND LODGING COMPANY

                         VOTE FOR HILTON'S GUARANTEED(1)
                              AND SUPERIOR $80 OFFER

                                   -More Cash
                                   -More Value
                                   -More Certainty
                                   -Less Risk

                             THE AUCTION ENDS TODAY!

                            IT'S NOT TOO LATE TO VOTE!


                                 PLEASE VOTE THE

                              WHITE PROXY CARD TODAY


                                    IMPORTANT

                          TIME IS SHORT -- DO NOT DELAY.
               TO VOTE BY PHONE, CALL FOR SIMPLE INSTRUCTIONS NOW.

                   [MACKENZIE      156 Fifth Avenue, New York, New York  10010
                    PARTNERS, INC. (212) 929-5500 (call collect)
                    LOGO]                or
                                   CALL TOLL-FREE (800) 322-2885
                                   FAX (212) 929-0308

    Vote the WHITE proxy card today by TOLL-FREE TELEPHONE call. We also urge you to FAX your WHITE proxy. If you have any questions or need assistance in completing the WHITE proxy card, please contact MacKenzie Partners, Inc. at the numbers above.

                         [HILTON HOTELS CORPORATION LOGO]







    [FN]
    (1)$80 in cash for 65 million ITT shares, plus Hilton stock and CVPs that guarantee $80 per share within one year for the remaining ITT shares (so long as Hilton stock price is at least $28 per share). /FN

                         [HILTON HOTELS CORPORATION LOGO]

                        Contacts: Marc A. Grossman
                                  Sr. Vice President Corporate Affairs
                                  In New York 11/11
                                  212-371-5999

                                  Kathy Shepard
                                  Corporate Communications
                                  In New York 11/11
                                  212-371-5999

                                  Joele Frank
                                  Abernathy MacGregor Group Inc.
                                  212-371-5999


    FOR IMMEDIATE RELEASE

    HILTON SENDS LETTER TO "SPECIAL COMMITTEE" OF ITT DIRECTORS

         Beverly Hills, Calif. (November 11, 1997) -- Hilton Hotels Corporation's [NYSE: HLT] president and chief executive officer, Stephen F. Bollenbach, today sent the following letter to the members of the "Special Committee" of the board of directors of ITT Corporation [NYSE: ITT]:


                                  November 11, 1997


    "Special Committee" of the Board of Directors
    ITT Corporation
    1330 Avenue of the Americas
    New York, NY

    Dear Members of the "Special Committee":

         This morning, ITT ran a full page advertisement claiming, among other inaccuracies, that the current Starwood proposal for ITT is higher than Hilton's $80 offer. To my knowledge, neither the ITT "Special Committee" nor the full Board has made any determination as to the relative values of the Hilton offer and the Starwood proposal. If I am correct, I would appreciate your informing me immediately why ITT is spending the money of its shareholders to run an ad that, in effect, prejudges that determination.


                                WORLD HEADQUARTERS
             9336 Civic Center Drive, Beverly Hills, California 90210
                              Telephone 310-278-4321
                            Reservations 1-800-HILTONS







    "Special Committee" of the Board of Directors
    ITT Corporation
    November 11, 1997
    Page Two



         Hilton has presented an analysis in this morning's news-papers demonstrating that, on either an earnings per share or an EBITDA valuation, the value of the Starwood proposal is about $61.55 to $65.65 per ITT share. This is obviously well below Hilton's guaranteed $80 offer.

         In response to Hilton's devastating analysis, Starwood is trying to convince ITT shareholders that the combined ITT-Starwood would be valued based on a relatively obscure measure-ment called "FFO" (funds from operations), rather than earnings per share or EBITDA. But ITT is not valued based on "FFO."
    Nor is any other company in our industry. And even Starwood's own accountants admit that the Starwood proposal amounts to an ITT acquisition of Starwood. Over two-thirds of the combined company's assets would be ITT assets. The notion that ITT would suddenly became valued on the basis of "FFO", simply because it acquires the much smaller Starwood, is absurd.

         ITT's advertisement this morning also demonstrates clearly how the so-called "auction" you claim to be running is biased and rigged, and why Hilton will not participate in such a process.

                                       Sincerely,

                                       /s/ Stephen F. Bollenbach
                                       Stephen F. Bollenbach

    SFB:md





                       [HILTON HOTELS CORPORATION LOGO]


         Contacts: Marc A. Grossman          Geoff Davis
                   Sr. Vice President        Investor Relations
                   Corporate Affairs         In New York 11/11
                   In New York 11/11         212-371-5999
                   212-371-5999

                   Kathy Shepard             Joele Frank
                   Corporate Communications  Abernathy MacGregor Group Inc.
                   In New York 11/11         212-371-5999
                   212-371-5999


    FOR IMMEDIATE RELEASE

                HILTON CHANGES MAKE BACK-END STOCK TAX-FREE


         Beverly Hills, Calif, (November 11, 1997) -- Hilton Hotels Corporation [NYSE: HLT] said today that the changes announced November 10 make the common stock portion of its $80 back-end merger consideration tax-free to ITT shareholders, and that the contingent value shares that protect the value of the Hilton shares may also receive tax-free treatment. The changes in the back-end merger may result in a greater cash percentage being paid to tendering shareholders on the front end.

         Stephen F. Bollenbach, Hilton's president and chief executive officer stated, "We made the adjustments to our back-end merger to give ITT shareholders a significant tax-free alternative. Major shareholders want to continue to invest in the combined Hilton/ITT with its strong growth potential and enhanced gaming and lodging prospects."

         Hilton added that, since announcement of the tax-free merger structure, certain ITT shareholders have indicated to Hilton their intention to forego tendering some or all of their shares in order to minimize the tax impact and to participate more fully in a combined Hilton/ITT as a common stockholder. By not tendering, shareholders also move the transaction totally into 1998 for tax purposes. Hilton also confirmed that the 315,100 shares of ITT it owns will not, of course, be tendered into the offer, and will be cancelled in the merger.

                               - more -

                         WORLD HEADQUARTERS
        9336 Civic Center Drive, Beverly Hills, California 90210
                        Telephone 310-278-4321
                      Reservations 1-800-HILTONS




                                        - 2 -


         The following table illustrates the impact of various levels of ITT shareholders not tendering their ITT shares:

                                  HILTON $80 OFFER
         ------------------------------------------------------------------
          PERCENTAGE OF ITT SHAREHOLDERS     AMOUNT OF CASH PER ITT SHARE
          ELECTING TO EXCHANGE ALL THEIR     AVAILABLE FOR ITT SHAREHOLDERS
            SHARES IN THE MERGER                   ELECTING CASH
         ------------------------------------------------------------------
                 45% or more                          $80.00
         ------------------------------------------------------------------
                     40%                              $74.16
         ------------------------------------------------------------------
                     35%                              $68.45
         ------------------------------------------------------------------
                     30%                              $63.56
         ------------------------------------------------------------------
                     25%                              $59.33
         ------------------------------------------------------------------
                     20%                              $55.62
         ------------------------------------------------------------------
                     15%                              $52.35
         ------------------------------------------------------------------
                     10%                              $49.44
         ------------------------------------------------------------------
                      5%                              $46.84
         ------------------------------------------------------------------
                      0%                              $44.49
         ------------------------------------------------------------------

         In other words, if owners of 20% of ITT's shares do not tender for tax or other reasons, the minimum percentage of tendering shares purchased increases from 55.62%, if all shareholders tender, to 69.52%. In this case, tendering shareholders would, in the aggregate, receive $55.62 in cash plus .61 shares of Hilton plus .61 contingent value preferred shares for each of their ITT shares.


                                         ###





                       [HILTON HOTELS CORPORATION LOGO]

    Contacts:
    Marc A. Grossman             Jeanne M. Carr        Grace M. Protos
    Hilton Hotels Corporation    MacKenzie             MacKenzie
    Sr. Vice President           Partners, Inc.        Partners, Inc.
    Corporate Affairs            212-929-5916          212-929-5802
    310-205-4030

    FOR IMMEDIATE RELEASE:

         HILTON ENCOURAGES ALL ITT SHAREHOLDERS TO TAKE ADVANTAGE
                     OF LAST-MINUTE VOTING PROCEDURES


    Beverly Hills, CA (November 11, 1997) - Hilton Hotels Corporation (NYSE: HLT) encourages ALL ITT Corporation (NYSE: ITT) sharehold-ers to vote their proxies in time for ITT's long delayed annual meeting scheduled for 11:30 a.m. EST tomorrow, November 12, 1997. As time is short, Hilton suggests that ITT shareholders take advantage of the last minute voting procedures set up by Hilton.

    Many ITT shareholders have been sent a special mailgram providing instructions for voting via telephone using a secure Personal Identification Number. Telephone operators are available from 8:00 a.m. to 12:00 midnight EST to assist shareholders with voting their shares.

    Shareholders who own ITT stock through a bank or brokerage firm can also call their representative and instruct them to vote
    Hilton's WHITE proxy card.

    ITT shareholders who own ITT stock in their own name, should fax both sides of the WHITE proxy card to Hilton's proxy solicitor, MacKenzie Partners, Inc. at (212) 929-0308.

    ITT shareholders who hold shares through a bank or brokerage firm who wish to vote at the shareholder meeting must contact their custodian and request a "legal proxy" as promptly as possible.

    Institutional shareholders are reminded that ADP Proxy Services can not provide electronic voting (i.e. Proxy Edge) in contested situations. Institutional shareholders should either call their custodian or their ADP representative with instructions to vote Hilton's WHITE proxy card, or fax their vote to ADP at (516) 254-7622.

    All questions or requests for assistance in voting ITT's shares, should be directed to MacKenzie Partners, Inc. toll-free at (800) 322-2885 or at (212) 929-5500 (call collect).

                                   ###

                           WORLD HEADQUARTERS
         9336 Civic Center Drive, Beverly Hills, California 90210
                         Telephone 310-278-4321
                       Reservations 1-800-HILTONS


                         ADDITIONAL INFORMATION REGARDING
                              ITT/STARWOOD VALUATION


              In response to inquiries by ITT shareholders, Hilton has compiled the attached supplemental information relevant to a valuation of a combined ITT/Starwood entity. The attached data shows, among other things, that:

                   The current trading price of Hilton common stock rep-resents an 18.8 multiple of 1998 Hilton/ITT earnings per share, a 9.5 multiple of 1998 Hilton/ITT EBITDA and only a 7.6 multiple of 1998 Hilton/ITT FFO. In contrast, in order to support Starwood's current stock price, a combined ITT/Starwood would need to trade at an 11.8 multiple of FFO, an 11.9 multiple of EBITDA and a 38.5 EPS multiple.

                   If ITT/Starwood executed its contemplated sales of ITT's World Directories, gaming and educational ser-vices businesses, it will have effectively paid 16.5 times EBITDA for the remaining businesses (based on Starwood's current stock price).

                   Furthermore if ITT/Starwood executes its contemplated sale of ITT's World Directories, gaming and educational services businesses, its 1998 EPS and 1998 FFO would be reduced by approximately $0.43 per share and $1.18 per share, respectively.

                   Even if ITT/Starwood were valued based on FFO -- despite the fact that the majority of its operations are not real estate operations -- and even if Starwood's current FFO multiple of 11.8 were used, after the sale of the World Directories, gaming and educational services businesses the ITT/Starwood stock price would be approximately $41.38.


         1988 MULTIPLE ANALYSIS
         ==============================================================
                                     HLT/ITT       HOT/Westin/ITT
                                   -----------     --------------
         Stock Price                 $31.00            $55.25

         1998 EPS                   $1.65(1)          $1.43(2)
         Multiple                     18.8x             38.5x

         1998 FFO                     $4.08             $4.69
         Multiple                     7.6x              11.8x

         Enterprise Value            $24,042           $20,861
         EBITDA                      $2,533            $1,760
         Multiple                     9.5x              11.9x
         ==============================================================

         1998 FFO
         --------------------------------------------------------------
                                     HLT/ITT       HOT/Westin/ITT(2)
                                   -----------     -----------------
         Net Income                  617(1)              293
         Minority Int                  25                28
         D/A                           744             573(3)
         Goodwill                      140               64
         -------------             ----------        ----------
         FFO                          1,526              958
         Shares                        374               204
         per share                    $4.08             $4.69

         TEV/1998 EBITDA
         --------------------------------------------------------------
                                     HLT/ITT       HOT/Westin/ITT
                                   -----------     --------------
         Market Equity Value         11,596            11,298
         Debt                        12,282             9,564
         PRIDES                        165                0
         ---------------           ----------        ----------
         TEV                         24,042            20,861

         EBITDA
         ITT(4)                       1,237             1,237
         Acquiror(4)                  1,229              448
         Mgmt Conflict                (18)                0
         Synergies(5)                  86                75
         ----------------          ----------        ----------
         Total EBITDA                 2,533             1,760
         --------------------------------------------------------------

         (1)  Based on IBES estimates.
         (2)  Based on analysis included in Amendment No. 42 to Hilton's
              Schedule 14D1, filed on November 10, 1997.
         (3)  ITT D&A from Morgan Stanley plus 90% of HOT/Westin D&A
              (10% assumed goodwill amort) from CS First Boston.
         (4)  HLT estimated by Bear Stearns, ITT estimated by Morgan
              Stanley, HOT/Westin estimated by CS First Boston.
         (5) 75% of expected synergies of $115MM for HLT/ITT and $100MM for HOT/Westin/ITT.

         /TABLE

    MULTIPLE ANALYSIS ASSUMING ASSET SALES
    =========================================================================================
                                  Sell WD      Sell Gaming      Sell ESI       Sell All Three
                                  =======      ===========      ========       ==============

    Gross Proceeds(1)              $1,900          $3,280          $523            $5,703
    Net Proceeds(2)                 1,340           3,168           345             4,853
    1998 EBITDA Loss (3)             211             410            42               663
    EBITDA Sale Multiple (Pre-Tax)  9.0x            8.0x           12.5x            8.6x

    After Tax EPS Adjustments
      1998 EBITDA Loss              (127)           (246)          (25)             (398)
      Interest Expense Savings(4)    60              143            16               218
      Depreciation(5)                11              71             10               92
                                  --------        --------       --------         --------
        Total Adjustments           (56)            (32)            (0)             (88)
    =========================================================================================

    EPS Pre-Sale                    $1.43           $1.43          $1.43            $1.43
    EPS Post-Sale                   $1.16           $1.28          $1.43            $1.01
      Accretion/Dilution($)        ($0.27)         ($0.16)        ($0.00)          ($0.43)
    Stock Price @22.5x(6)          $26.17          $28.73         $32.26           $22.62

    FFO Pre-Sale                    $4.69           $4.69          $4.69            $4.69
    FFO Post Sale                   $4.33           $3.95          $4.61            $3.51
      Accretion/Dilution($)        ($0.36)         ($0.74)        ($0.08)          ($1.18)
    Stock Price @11.8x(6)          $51.01          $46.54         $54.32           $41.38
    =========================================================================================

    IMPLIED PURCHASE MULTIPLES(7)
    Pre-Sale
      Enterprise Value             14,310          14,310         14,310           14,310
      1998 EBITDA                   1,237           1,237          1,237            1,237
      Purchase Multiple             11.6x           11.6x          11.6x            11.6x

    Post-Sale                                                                     =========
      Enterprise Value             12,970          11,142         13,966            9,458
      1998 EBITDA                   1,026            827           1,195             547
      Implied Purchase Multiple     12.6X           13.5x          11.7x            16.5x
    _____________________________                                                 =========

    (1) Gross proceeds estimated based on (i) an 8.0x multiple for gaming assets applied against 1998 estimated gaming EBITDA, (ii) a 9.0x multiple for the World Directories busi-
    ness applied against 1998 estimated World Directories EBITDA, and (iii) ESI market value
    (27MM shares x $23.25 x 83.3%).
    (2) Net proceeds are after deduction for estimated taxes, based on an estimated tax basis and an assumed tax rate of 40%.
    (3) World Directories EBITDA after minority interest of $11MM.
    (4) Assumes net proceeds used to paydown debt bearing interest at 7.5%.
    (5) Estimates; assumes 40% of 1998P D&A allocated to gaming.
    (6) 1998 EPS multiple represents Marriott Int'l current trading multiple, 1998 FFO multiple represents HOT/Westin/ITT current trading multiple.
    (7) Derivation of the implied purchase multiple HOT/Westin will pay for ITT assets that are not sold.